Exhibit 99.1

LandBridge Announces Third Quarter 2026 Results

Delivers record third quarter revenue of $70.9 million, representing growth of 39% year-over-year and 6% quarter-over-quarter

Increases full year 2026 Adjusted EBITDA guidance to $220 to $235 million

Completes the acquisition of ~25,000 acres across the Delaware Basin, increasing LandBridge's contiguity and scale, undeveloped pore space portfolio, and contracted royalty cash flows

Announces PowerBridge's conversion of its previously announced option to lease on a portion of the Alpha Digital Campus acreage and commencement of construction on the first phase of the powered data center campus project

Declares quarterly cash dividend of $0.12 per share

HOUSTON—(BUSINESS WIRE)—LandBridge Corporation (NYSE: LB; NYSE TX: LB) (the “Company,” or “LandBridge”) today announced its financial and operating results for the third quarter ended September 30, 2026.

Third Quarter 2026 Highlights

•
Revenues of $70.9 million, representing an increase of 39% year-over-year and 6% quarter-over-quarter
•
Net income(1) of $34.0 million, representing an increase of 68% year-over-year and 10% quarter-over-quarter
•
Net income margin(1) of 48%
•
Adjusted EBITDA(2) of $63.7 million, representing an increase of 42% year-over-year and 7% quarter-over-quarter
•
Adjusted EBITDA Margin(2) of 90%
•
Cash flows from operating activities of $49.6 million, representing an increase of 42% year-over-year and 20% quarter-over-quarter
•
Free Cash Flow(2) of $49.0 million, representing an increase of 45% year-over-year and 22% quarter-over-quarter
•
Operating cash flow margin of 70%

•
Free Cash Flow Margin(2) of 69%
•
Completed the Company's conversion and redomestication from a Delaware limited liability company to a Texas corporation, enabling potential participation in broader market indices
•
Increased liquidity through the previously announced $100 million revolving credit facility upsize on August 4, 2026, and a $125 million tack-on debt offering on October 1, 2026
•
Announced quarterly cash dividend of $0.12 per share

Management Commentary

Jason Long, Chief Executive Officer of LandBridge, stated, “LandBridge delivered another strong quarter, with revenue growing 39% year-over-year, and we are increasing our full year 2026 guidance based on the continued organic and M&A momentum across our acreage. Our acquisition of approximately 25,000 acres during the quarter perpetuates our strategy of acquiring strategic acreage at accretive multiples, with the goal of blending that multiple down over time through our dedicated commercial efforts. Alongside the continued strength of our acquisition pipeline, PowerBridge’s conversion of its option to a long-term lease and the start of construction on Alpha Phase I demonstrate the growing momentum of our commercial strategy across the footprint."

Scott McNeely, Chief Financial Officer of LandBridge, said, “Our third quarter results underscore the scalability of our high-margin, asset-light business model. Growth across every revenue stream, together with the expected contribution from recent acquisitions beginning in the fourth quarter, supports our decision to raise the midpoint of our full year Adjusted EBITDA guidance to $227.5 million. We also recently completed our conversion to a Texas corporation, a milestone that supports broader index eligibility and reinforces our focus on long-term shareholder value creation."

Third Quarter 2026 Consolidated Financial Information

Revenue for the third quarter of 2026 was $70.9 million as compared to $66.8 million in the second quarter of 2026 and $50.8 million in the third quarter of 2025. The sequential increase was attributable to growth across all key revenue streams, including increases of $1.4 million in resource sales and royalties, $2.1 million in surface use royalties and revenues, $0.5 million in oil and gas royalties. Net income for the third quarter of 2026 was $34.0 million as compared to $31.0 million in the second quarter of 2026 and a net income of $20.3 million in the third quarter of 2025.(1)

Adjusted EBITDA was $63.7 million in the third quarter of 2026 as compared to $59.8 million in the second quarter of 2026 and $44.9 million in the third quarter of 2025.(2)

Net income margin was 48% in the third quarter of 2026 as compared to 46% in the second quarter of 2026 and a net income margin of 40% in the third quarter of 2025.(1) Adjusted EBITDA margin was 90% in the third quarter of 2026 as compared to 89% in the second quarter of 2026 and 88% in the third quarter of 2025.(2)

Diversified Revenue Streams

Surface Use Royalties and Revenue: Generated revenues of $54.3 million in the third quarter of 2026 as compared to $52.2 million in the second quarter of 2026 and $35.0 million in the third quarter of 2025. Surface Use Royalties and Revenue increased $2.1 million sequentially, primarily driven by an increase in produced water handling volumes across our acreage, including increased volumes from the ramping Speedway Phase I pipeline, as well as an increase in pipeline easement revenue.

Resources Sales and Royalties: Generated revenues of $12.5 million in the third quarter of 2026 as compared to $11.1 million in the second quarter of 2026 and $10.8 million in the third quarter of 2025. Revenue from Resource Sales and Royalties increased $1.4 million sequentially, primarily driven by increases in water and caliche sales as well as sand royalties on our acreage.

Oil and Gas Royalties: Generated revenues of $4.1 million in the third quarter of 2026 as compared to $3.6 million in the second quarter of 2026 and $3.3 million in the third quarter of 2025. Revenue from Oil and Gas Royalties increased $0.5 million sequentially, primarily driven by net royalty production increasing from 773 boe/d in the second quarter of 2026 to 917 boe/d in the third quarter of 2026.

Free Cash Flow Generation

Cash flow from operations for the third quarter of 2026 was $49.6 million as compared to $41.4 million in the second quarter of 2026 and $34.9 million in the third quarter of 2025. Free Cash Flow for the third quarter of 2026 was $49.0 million as compared to $40.2 million in the second quarter of 2026 and $33.7 million in the third quarter of 2025.(2)

Capital expenditures for the third quarter of 2026 were $0.6 million and net cash used in investing activities during the third quarter of 2026 was $267.4 million, which included approximately $266.8 million of acquisition expenditures in the third quarter. Net cash provided by financing activities during the third quarter of 2026 was $74.8 million.

Strong Balance Sheet with Ample Liquidity

Total liquidity was $126.8 million as of September 30, 2026.

As of September 30, 2026, the Company had approximately $110.0 million of available borrowing capacity under its revolving credit facility.

Total cash and cash equivalents were $16.8 million as of September 30, 2026, as compared to $39.8 million as of June 30, 2026. The Company had $765.0 million of borrowings outstanding as of September 30, 2026, as compared to $545.2 million outstanding as of June 30, 2026.

Subsequent to quarter end, on October 1, 2026, DBR Land Holdings LLC ("OpCo") issued an additional $125.0 million aggregate principal amount of 6.25% fixed-rate senior unsecured notes due 2030 under its existing indenture (the “Additional Notes”). The Additional Notes have terms identical to those of the existing $500 million aggregate principal amount of 6.25% fixed-rate senior unsecured notes due 2030 that were issued in November 2025 (the "Notes"), other than the issue date and issue price. The Additional Notes and the Notes are treated as a single series for all purposes under the existing indenture, bringing the total aggregate principal amount to $625.0 million.

Third Quarter 2026 Acquisitions

During the third quarter of 2026, the Company acquired approximately 25,000 acres, representing numerous individual strategic transactions across the Company's existing footprint. The acquired acreage includes fee surface and mineral classified surface interests, which enables LandBridge to participate in the upside of minerals production as the surface owner. The acquisitions include material upside tied to further commercialization of the surface estate access and provide access to highly-contiguous surface acreage with attractive, undeveloped pore space, strategically positioned outside of the over-pressured injection zones close to the Stateline region, offering large, active E&P operators a responsible, long-term alternative for produced water disposal. LandBridge is engaged in active discussions with operators, providing strong confidence in its ability to develop and commercialize this pore space, helping to further diversify the asset's cash flows while preserving their long-term, recurring nature.

PowerBridge Alpha Lease Phase I

During the third quarter of 2026, PowerBridge exercised its option to lease an initial 825-acre portion of the approximately 3,400 total acreage under option for the previously announced Alpha Digital Campus on LandBridge's acreage in Reeves County, Texas (“Alpha Phase I”). In September 2026, PowerBridge and LandBridge entered into a long-term ground lease for Alpha Phase I and concurrently entered into a power royalty agreement for power generated by PowerBridge on the Alpha Phase I campus. PowerBridge subsequently commenced construction on Alpha Phase I in September 2026, which is expected to include more than 300 megawatts of the planned 2 gigawatt powered data center campus project on the Alpha Digital Campus, with first power delivery date anticipated in the fourth quarter of 2027.

Third Quarter 2026 Dividend

The Board declared a dividend on our Class A common stock of $0.12 per share, payable on December 10, 2026 to shareholders of record as of November 25, 2026, and a corresponding required cash distribution to OpCo unitholders.

Updated 2026 Outlook

Based on the expected contribution from recent acquisitions, the Company raises the midpoint of its outlook for fiscal year 2026, with Adjusted EBITDA expected to be between $220 million and $235 million.

Reconciliations of forward-looking non-GAAP financial measures to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly non-recurring gains or losses, unusual or non-recurring items, income tax benefit or expense, or one-time transaction costs and cost of revenue. We are unable to reasonably predict these because they are uncertain and depend on various factors not yet known, which could have a material impact on GAAP results for the guidance period. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures is not available without unreasonable effort.

(1) Q3 2026 net income and net income margin include a non-cash expense of $9.1 million attributable to share-based compensation, of which $6.5 million is attributable to management units issued by LandBridge Holdings LLC. Any actual cash expense associated with such management units will be borne solely by LandBridge Holdings LLC and not the Company. The management units are not dilutive of public ownership.

(2) Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are non-GAAP financial measures. See “Comparison of Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Quarterly Report on Form 10-Q

Our financial statements and related footnotes are available in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, which is expected to be filed with the U.S. Securities and Exchange Commission (“SEC”) on November 4, 2026.

Conference Call and Webcast Information

The Company will hold a conference call on Thursday, November 5, 2026, at 10:00 a.m. Central Time to discuss third quarter results. A live webcast of the conference call will be available on the Events and Presentations section of the LandBridge Investor Relations website. To listen to the live broadcast, go to the site at least 10-15 minutes prior to the scheduled start time to register and install any necessary audio software.

To access the live conference call, participants must pre-register online at https://events.q4inc.com/analyst/108208093?pwd=Gl2YMlcj to receive unique dial-in information. Pre-registration may be completed at any time up to the call start time.

About LandBridge

LandBridge owns or manages more than 350,000 surface acres across Texas and New Mexico, located primarily in the heart of the Delaware sub-region in the Permian Basin, the most active region for oil and gas exploration and development in the United States. LandBridge actively manages its land and resources to support and encourage energy and infrastructure development and other land uses, including digital infrastructure. LandBridge was formed by Five Point Infrastructure LLC, a private equity firm with a track record of investing in and developing energy, environmental water management and sustainable infrastructure companies within the Permian Basin. For more information, please visit: www.landbridgeco.com

Cautionary Statement Regarding Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on LandBridge’s beliefs, as well as assumptions made by, and information currently available to, LandBridge, and therefore involve risks and uncertainties that are difficult to predict. Generally, future or conditional verbs such as “will,” “would,” “should,” or “could,” and the words “believe,” “anticipate,” “continue,” “intend,” “expect” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, strategies, plans, objectives, expectations, intentions, assumptions, future operations and prospects and other statements that are not historical facts, including our estimated future financial performance. You should not place undue reliance on forward-looking statements. Although LandBridge believes that plans, intentions and expectations reflected in or suggested by any forward-looking statements made herein are reasonable, LandBridge may be unable to achieve such plans, intentions or expectations and actual results, and performance or achievements may vary materially and adversely from those envisaged in this news release due to a number of factors including, but not limited to: our customers’ demand for and use of our land and resources; the success of WaterBridge Infrastructure LLC in executing its business strategies, including its ability to construct and operate water infrastructure assets, attract customers and operate successfully on our land; our customers’ ability to develop our land or potential changes to our customers' development plans, or any potential acquired acreage to accommodate any future surface use developments, such as data centers or other digital infrastructure; our ability to continue the payment of dividends; the domestic and foreign supply of, and demand for, energy sources, including the impact of political instability or armed conflict in oil and natural gas producing regions, including increased hostilities in the Middle East, including Iran, and other sustained military campaigns, the Russia-Ukraine war, as well as the conditions in South America, Central America, China and Russia and acts of terrorism or sabotage, actions relating to oil price and production controls by the members of the Organization of Petroleum Exporting Countries, Russia and other allied producing countries with respect to oil production levels and announcements of potential changes to such levels; our reliance on a limited number of customers and on a particular region for substantially all of our revenues, including the potential consolidation of such customers within such region and the degree to which such consolidation may affect spending on U.S. drilling and completions in the near term; our ability to enter into favorable contracts regarding surface uses, access agreements and fee arrangements, including the prices we are able to charge and the margins we are able to realize; our business strategies and our ability to execute thereon, including our ability to attract non-traditional energy customers to use our land and resources and to successfully implement our growth plans and manage any resultant growth; our ability to successfully implement our growth plans, including through future acquisitions of acreage and/or the introduction of new revenue streams, the costs associated with such acquisitions and revenue streams, and the risk that we may not be able to integrate and/or realize the anticipated benefits therefrom; our level of indebtedness and our ability to service our indebtedness; and any changes in general economic, business and/or industry conditions and market volatility, including as a result of slowing growth, a potential economic recession, an elevated inflation rate, high interest rates, changes in U.S. and international trade policies and relations, and central bank policy, as well as associated liquidity risks. These risks, as well as other risks associated with LandBridge are also more fully discussed in LandBridge's filings with the SEC, including its most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You can access LandBridge’s filings with the SEC through the SEC's website at http://www.sec.gov. Except as required by applicable law, LandBridge undertakes no obligation to update any forward-looking statements or other statements herein for revisions or changes after this communication is made.

THIRD QUARTER 2026 RESULTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues:
Surface use royalties	$13,485	$8,235	$37,203	$27,775
Surface use royalties - related party	12,887	10,152	36,967	24,743
Easements and other surface-related revenues	17,002	15,840	48,550	36,552
Easements and other surface-related revenues - related party	10,936	807	20,754	6,388
Resource sales	6,165	4,501	17,012	17,122
Resource sales - related party	561	731	1,425	1,098
Resource royalties	4,330	3,929	12,718	11,927
Resource royalties - related party	1,464	1,604	3,435	5,558
Oil and gas royalties	4,060	3,332	10,606	9,452
Other	-	1,700	65	1,700
Total revenues	70,890	50,831	188,735	142,315

Resource sales-related expense	1,094	438	2,624	1,384
Other operating and maintenance expense	1,370	1,160	3,967	3,349
General and administrative expense	15,890	15,864	47,516	45,356
Depreciation, depletion and amortization	4,555	2,584	13,354	7,730
Other operating (income) expense, net	(266)	(100)	(309)	71
Operating income	48,247	30,885	121,583	84,425

Interest expense	9,854	7,889	28,555	23,745
Other expense, net	-	-	27	-
Income before income taxes	38,393	22,996	93,001	60,680
Income tax expense	4,345	2,705	10,036	6,455
Net income	34,048	20,291	82,965	54,225
Net income attributable to noncontrolling interest	21,090	12,184	49,005	32,153
Net income attributable to LandBridge Company LLC	$12,958	$8,107	$33,960	$22,072

Net income per share of Class A shares
Basic	$0.44	$0.31	$1.18	$0.89
Diluted	$0.44	$0.26	$1.07	$0.70
Weighted average shares outstanding of Class A shares
Basic	29,149,839	25,335,054	28,321,108	24,227,677
Diluted	29,149,839	76,518,549	77,044,928	76,459,219

CONSOLIDATED BALANCE SHEETS

(in thousands) (unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$16,775	$30,741
Accounts receivable, net	30,154	19,363
Related party accounts receivable	11,211	4,945
Prepaid expenses and other current assets	5,436	4,766
Total current assets	63,576	59,815

Non-current assets:
Property, plant and equipment, net	1,360,108	1,084,450
Intangible assets, net	129,176	136,962
Deferred tax assets	92,724	80,973
Other assets	3,909	3,856
Total non-current assets	1,585,917	1,306,241
Total assets	$1,649,493	$1,366,056

Liabilities and equity
Current liabilities:
Accounts payable	$713	$562
Related party accounts payable	1,219	781
Taxes payable	2,169	1,200
Accrued liabilities	16,415	7,781
Current portion of long-term debt	29	692
Contract liabilities	1,552	1,263
Other current liabilities	733	7
Total current liabilities	22,830	12,286

Non-current liabilities:
Long-term debt, net of debt issuance costs	755,517	559,593
Other long-term liabilities	4,625	192
Total non-current liabilities	760,142	559,785
Total liabilities	782,972	572,071

Commitments and contingencies

Class A shares, unlimited shares authorized and 29,654,484 shares issued and outstanding as of September 30, 2026. Unlimited shares authorized and 27,838,199 shares issued and outstanding as of December 31, 2025.	343,066	317,069
Class B shares, unlimited shares authorized and 47,356,800 shares issued and outstanding as of September 30, 2026. Unlimited shares authorized and 49,250,916 shares issued and outstanding as of December 31, 2025.	-	-
Retained earnings	46,839	23,233
Total shareholders’ equity attributable to LandBridge Company LLC	389,905	340,302
Noncontrolling interest	476,616	453,683
Total shareholders’ equity	866,521	793,985
Total liabilities and equity	$1,649,493	$1,366,056

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities
Net income	$82,965	$54,225
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	13,354	7,730
Amortization of debt issuance costs	1,746	1,619
Share-based compensation	31,646	33,636
Deferred income tax expense	3,472	2,265
Other	(5)	5
Changes in operating assets and liabilities:
Accounts receivable	(10,903)	(7,130)
Related party accounts receivable	(6,266)	(2,452)
Prepaid expenses and other assets	(825)	(3,906)
Accounts payable	158	65
Related party accounts payable	438	216
Taxes payable	3,584	1,432
Accrued and other liabilities	12,690	452
Net cash provided by operating activities	132,054	88,157

Cash flows from investing activities
Acquisitions	(278,961)	(18,767)
Capital expenditures	(1,888)	(2,496)
Proceeds from disposal of assets	55	210
Net cash used in investing activities	(280,794)	(21,053)

Cash flows from financing activities
Proceeds from debt	220,000	15,000
Repayments of debt	(25,654)	(31,154)
Dividends, dividend equivalents and distributions paid	(50,731)	(52,773)
Taxes paid related to net share settlement of RSUs	(6,567)	(5,728)
Debt issuance costs	(2,030)	(55)
Offering costs	-	(1,110)
Other	(244)	-
Net cash provided by (used in) financing activities	134,774	(75,820)
Net decrease in cash and cash equivalents	(13,966)	(8,716)
Cash and cash equivalents - beginning of period	30,741	37,032
Cash and cash equivalents - end of period	$16,775	$28,316

Comparison of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Margin are supplemental non-GAAP measures that we use to evaluate current, past and expected future performance. Although these non-GAAP financial measures are important factors in assessing our operating results and cash flows, they should not be considered in isolation or as a substitute for net income, gross margin or any other measures presented under GAAP.

Adjusted EBITDA and Adjusted EBITDA Margin are used to assess the financial performance of our assets over the long term to generate sufficient cash to return capital to equity holders or service indebtedness. We define Adjusted EBITDA as net income (loss) before interest; taxes; depreciation, amortization, and depletion; share-based compensation; non-recurring transaction-related expenses and other non-cash or non-recurring expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenues.

We believe Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow us to more effectively evaluate our operating performance and compare the results of our operations from period to period, and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA and Adjusted EBITDA Margin because these amounts can vary substantially from company to company within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(In thousands)
Net income	$34,048	$31,049	$20,291
Adjustments:
Depreciation, depletion and amortization	4,555	4,374	2,584
Interest expense	9,854	9,190	7,889
Income tax expense	4,345	3,902	2,705
EBITDA	52,802	48,515	33,469
Adjustments:
Share-based compensation - LBH Management Units	6,504	8,964	9,144
Share-based compensation - RSUs	2,638	2,276	2,081
Corporate conversion costs	1,224	-	-
Other(1)	504	-	156
Adjusted EBITDA	$63,672	$59,755	$44,850
Net income margin	48%	46%	40%
Adjusted EBITDA Margin	90%	89%	88%

(1)
Other for the three and nine months ended September 30, 2026 consists of costs associated with the reverse 1031 exchanges.

Free Cash Flow and Free Cash Flow Margin are used to assess our ability to repay our indebtedness, return capital to our shareholders and fund potential acquisitions without access to external sources of financing for such purposes. We define Free Cash Flow as cash flow from operating activities less investment in capital expenditures. We define Free Cash Flow Margin as Free Cash Flow divided by total revenues.

We believe Free Cash Flow and Free Cash Flow Margin are useful because they allow for an effective evaluation of both our operating and financial performance, as well as the capital intensity of our business, and subsequently the ability of our operations to generate cash flow that is available to distribute to our shareholders, reduce leverage or support acquisition activities.

The following table sets forth a reconciliation of cash flows from operating activities determined in accordance with GAAP to Free Cash Flow and Free Cash Flow Margin, respectively, for the periods indicated.

	Three Months Ended
	September 30, 2026	June 30, 2026	September 30, 2025
	(In thousands)
Net cash provided by operating activities	$49,563	$41,371	$34,912
Net cash used in investing activities	(267,372)	(11,274)	(1,107)
Cash (used in) provided by operating and investing activities	(217,809)	30,097	33,805
Adjustments:
Acquisitions	266,795	10,171	5
Proceeds from disposal of assets	-	(28)	(85)
Free Cash Flow	$48,986	$40,240	$33,725
Operating cash flow margin (1)	70%	62%	69%
Free Cash Flow Margin	69%	60%	66%

(1)
Operating cash flow margin is calculated by dividing net cash provided by operating activities by total revenue.